Addendum No. 2 to and Ratification of
the
AMP-Biophan License Agreement

This Addendum No. 2 (“Addendum”) is an addendum to and ratification of the AMP-Biophan License Agreement, dated as of February 24, 2005 (as amended or otherwise modified, the “License Agreement”).

This Addendum is dated and effective as of ____________________, 2009 (the “Addendum Date”), and is between aMRIs Patente Verwaltungs GmbH & Co. KG (“KG”) and Biophan Technologies, Inc. (“Biophan”), the parties to the License Agreement. KG and Biophan are collectively called the “Parties” and each may be referred to as a “Party.”

Background. aMRIs Patente GmbH (“AMP”) and Biophan initially entered into the License Agreement, which relates to magnetic resonance imaging and safety and image compatibility technologies, including Patent Rights, Know-how and Clinical IP (collectively, “IP Rights”). KG was later substituted for AMP as licensor under the License Agreement, pursuant to the Addendum and Ratification, dated July 28, 2005. The Parties are restructuring the relationship between Biophan, KG, AMRIS Patente GmbH, Tomovation GmbH and Michael Friebe and, in consideration of the entry into the Settlement Agreement between Biophan and KG entered into on the date hereof (the “Settlement Agreement”), Biophan is willing to terminate certain rights in and to the IP Rights granted to it in the License Agreement. Provided, however, that Biophan shall retain all rights as to the Stent IP (defined below) under the Exclusive License Agreement with Boston Scientific Scimed, Inc. (“BSS”), dated June 30, 2005 (the “BSS Agreement”), copies of which have been made available to KG.

Now, therefore, in consideration of the premises and intending to be legally bound, the Parties acknowledge and agree as follows:

1.	Terms used in this Addendum No. 2 and defined in the License Agreement shall have the meanings specified in the License Agreement.

2.
All rights and licenses granted to Biophan under the License Agreement as to the Vena Cava Rights (as defined in the BSS Agreement) and all corresponding Know-How and Clinical IP are hereby terminated and re-vest fully in KG as of February 28, 2009. Intellectual Property Rights to filters and other inserts (other than vena cava filters) for other vessels remain in effect under the License Agreement.

3.
All rights and licenses (other than the Vena Cava Rights) granted to Biophan under the License Agreement and the corresponding Know-How and Clinical IP (the “Stent IP”) are hereby terminated and re-vest fully in KG as of February 28, 2009, except that:

a.
All rights and licenses in the Stent IP granted to Biophan under the License Agreement, and which Biophan has sublicensed to BSS under the BSS Agreement, are and shall remain in full force and effect for the duration of the term of the BSS Agreement.

b.
All rights and obligations to prosecute, maintain and enforce patent applications and patents of the Stent IP granted to Biophan under Section 6.1 of the License Agreement are and shall remain in full force and effect for the duration of the term of the BSS Agreement, but KG shall oversee the filing of new and prosecution of all pending patent applications of the Stent IP Rights; provided, however, that Biophan will only be obligated to pay legal fees and out-of-pocket costs under Section 6.2 of the License Agreement if:

i.
KG notifies Biophan of (1) the amount of predictable fees and costs, e.g. maintenance fees,  and (2) in the case of unpredictable fees and costs based on a “not to exceed” estimate by patent or legal counsel, without undue delay and if possible, at least eight (8) weeks before an action must be submitted to the applicable Patent Office (“Due Date”); and

ii.	Biophan does not object to the payment at least seven (7) days before the Due Date.

iii.	Notwithstanding the foregoing, Biophan shall reimburse the legal fees and out of pocket cost incurred by KG as of January 1, 2009 as listed in Exhibit 1.

c.
KG covenants and warrants that it will not do or omit to do any act which would terminate or diminish in any way the Stent IP rights granted to BSS under (i) the BSS License, which shall remain in full force and effect for the full term of the BSS Agreement, or (ii) the BSS Agreement, except as otherwise permitted by this Addendum No. 2.

d.	KG waives all rights of termination under the License Agreement for acts or omissions of Biophan (including but not limited to non-payments of amounts due) before the Addendum Date.

e.
Except as otherwise stipulated herein, Biophan and KG each releases the other and its affiliates, officers and directors from all claims and causes of action, whether known or unknown, for acts and omissions accruing before the Addendum Date, including without limitation claims and causes of action of KG against Biophan for amounts otherwise due to KG.

f.	Biophan Inc. will pay all license fees stipulated in the License Agreement, for the period after December 31, 2008.

4.
This Addendum No. 2 states the entire understanding among the Parties directed to the termination of certain rights and licenses granted by KG to Biophan and there are no other agreements, written or oral, express or implied.

5.
The License Agreement (including all Exhibits), as amended by the AMP and KG Acknowledgement and Waiver, dated June 30, 2005, the Addendum dated as of July 28, 2005, and this Addendum No. 2, remains in full force and effect.

6.
This Addendum No. 2, the Settlement Agreement and the further Settlement Agreement between Biophan Technologies Inc., Biophan Europe GmbH, Tomovation GmbH and Andreas Melzer shall simultaneously become valid and binding upon the respective parties upon all these agreements being signed.

In witness whereof, the Parties have executed this Addendum No. 2 to the License Agreement.

aMRIs Patente Verwaltungs GmbH & Co. KG

By: /s/ Andreas Melzer
Name: Prof. Dr. Andreas Melzer
Title:   Chief Executive Officer

Biophan Technologies, Inc.

By: /s/ John Lanzafame
Name: John Lanzafame
Title: Chief Executive Officer

Exhibit 1

bereits angefallene Patent-Rechnungen Januar bis März 2009 (costs incurred until March 2009)

		Re.datum	Re.betrag
Gesthuysen, von Rohr & Eggert	Re. 0162/09, Canada, MR Imaging method	15.01.2009	505,75 €
Gesthuysen, von Rohr & Eggert	Stent-u. MR-Bildgeb.verfahren	24.02.2009	1.428,00 €
Gesthuysen, von Rohr & Eggert	Re. 0518/09, Japan, MR Imaging Method and Medical Dev.	24.02.2009	2.052,75 €
Gesthuysen, von Rohr & Eggert	Re. 0513/09, Japan MR Imaging Method	24.02.2009	1.874,25 €
Gesthuysen, von Rohr & Eggert	Re. 6352/09, US Stent and MR Bildgeb.	24.02.2009	1.428,00 €
Gesthuysen, von Rohr & Eggert	Re. 0813/09, Japan MR Imaging Method	16.03.2009	1.636,25 €
Gesthuysen, von Rohr & Eggert	US-patent Vessel Filter, Re. 0974/09	25.03.2009	1.755,25 €

noch zu erwartende Patent-Rechnungen im März 2009 (costs to be expected in March 2009)

Gesthuysen, von Rohr & Eggert	Stent u. MR Bildgeb.Japan	Mrz 09	595,00 €
Gesthuysen, von Rohr & Eggert	Vessel Filter Japan	Mrz 09	1.904,00 €
Gesthuysen, von Rohr & Eggert	US-Patent Vessel Filter	Mrz 09	4.580,00 €
Gesthuysen, von Rohr & Eggert	US-Patent Vessel Filter	Mrz 09	2.170,00 €

		Summe	19.929,25 €